                                                                   EXHIBIT 10.17


                             [PNC BANK LETTERHEAD]

                                 April 8, 1996

Mr. David E. Krischer
President
Suburban Lodges of America, Inc.
120 Interstate North Parkway East
Suite 120
Atlanta, Georgia 30339

RE:  $50,000,000 Line of Credit
     Suburban Lodges of America, Inc.

Dear David:

     You have requested that PNC Bank, Kentucky, Inc. ("PNC Bank") enter into certain financing arrangements with Suburban Lodges of America, Inc. (the "Borrower") to provide up to a $50,000,000 revolving credit facility (the "Revolving Credit Facility") for the Borrower.

     We are pleased to advise you that, subject to the statutory and other requirements by which PNC is governed and the terms and conditions hereinafter set forth, PNC agrees to extend to Borrower $25,000,000 under the Revolving Credit Facility. PNC will arrange the balance of the Revolving Credit Facility on a best-efforts basis through PNC Securities Corp. (collectively with PNC Bank, "PNC"). The first $5,000,000 of any additional commitments shall reduce PNC's commitment to $20,000,000.

     PNC has also agreed to act as the administrative agent (the "Agent") for the lending institutions acceptable to the Borrower and PNC providing a portion of the Revolving Credit Facility as described above (the "Banks").

     PNC's obligation hereunder is expressly conditioned upon the execution and delivery by Borrower of a definitive Credit Agreement (the "Credit Agreement"), and the execution and delivery of all other instruments and documents required by the Credit Agreement and such other instruments, documents, certificates, opinions and assurances as PNC and the Banks may reasonable require, satisfaction of all of the terms and conditions set forth in the Credit Agreement, and completion of all proceedings in connection with the execution, delivery and performance of the credit documentation, all in form and substance satisfactory to PNC and its counsel. In the event that the Banks shall request any modification to the loan documents required by the Credit Agreement, the Borrower will not reasonable withhold its consent to any such modifications, provided that PNC advises the Borrower in writing that the modifications are necessary to effectuate a partial assignment of or participation in the Revolving Credit Facility, and such modifications (a) do not relate to the maturity date, the amount of the Revolving Credit Facility or to any fee, rate of interest or any amounts payable by or distributable to the Borrower under the terms of this commitment, (b) do not delay the closing date, (c) do not require any additional collateral, and (d) do not impose any additional material requirements or conditions to the PNC's obligations to close hereunder. Such modifications may include, if required by any assignee or participant, matters relating to approval to be granted by the Agent and the Banks under the terms of the Credit Agreement. Each Bank's obligation to fund will be subject to and conditioned upon the simultaneous funding of the respective share of the other Banks.

     The Credit Agreement shall include the terms and conditions set forth herein and as referenced in the Summary of Terms and Conditions attached hereto, which are not intended to be exhaustive since final documentation will require further discussions among PNC and Borrower. Without limitation, the extension of the Revolving Credit Facility is conditioned upon no material adverse change in the business, operations, prospects or financial condition of the Borrower or any development that would materially adversely affect the performance by the Borrower of its obligations under the Credit Agreement. The Credit Agreement will also include such other representations, warranties, covenants, conditions and other terms and provisions as are appropriate and customary in transactions of this type, in PNC's judgement.

     Without in any way limiting the generality of the foregoing or the Summary of Terms and Conditions, PNC's obligations hereunder are also subject to the Borrower's completion of an initial public stock offering establishing a minimum market value (defined as total number of shares of common stock outstanding after the offering times the price per share) of $100,000,000 upon closing of the offering.

     Borrower hereby agrees to indemnify PNC and any of its respective assignees of their interests in the Revolving Credit Facility and the holders of participation interests therein (and their respective directors, officers, employees, agents and controlling persons) against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind or nature whatsoever which may be imposed on, incurred by or asserted against such persons or entities, in any way relating to or arising out of this letter or any actions taken or omitted by such persons or entities in connection with any investigation, litigation or other proceeding arising in connection with this letter or the actions of PNC taken in anticipation of the financing transactions contemplated herein, provided that Borrower shall not be liable for any portion of such liabilities, obligations, losses, damages, penalties from PNC's gross negligence (unless such gross negligence relates to PNC's failure to fulfill its obligations under this letter) or willful misconduct. PNC SHALL NOT, IN ANY EVENT, BE LIABLE FOR ANY CONSEQUENTIAL, SPECIAL OR INDIRECT DAMAGES, LOSSES OR EXPENSES (INCLUDING, WITHOUT LIMITATION, COUNSEL FEES) (COLLECTIVELY "LOSSES") INCURRED OR ALLEGED BY ANY PERSON AS A RESULT OF THIS LETTER WHETHER OR NOT THE POSSIBILITY OR LIKELIHOOD OF SUCH LOSSES IS KNOWN TO PNC.

     The Borrower shall pay to PNC Bank the fees set forth in the Summary of Terms and Conditions and that certain Engagement Letter dated as March 27, 1996 and related Fee Letter dated March 21, 1996. PNC shall also be paid a retainer fee of $25,000 as detailed in the Engagement Letter. PNC shall be reimbursed from time to time upon demand for all reasonable out-of-pocket expenses (including without limitation reasonable fees and expense of counsel) which it may incur in the negotiation, preparation, due diligence, execution and delivery of this letter, the Credit Agreement and other documentation and any assignment of its interest hereunder or participation interests herein, regardless of whether the transaction contemplated by this letter is completed or the Credit Agreement is signed.

     This commitment letter is solely for the benefit of Borrower and no other person shall obtain any rights thereunder or be entitled to rely or claim reliance upon the terms and conditions hereof or in any documents delivered pursuant hereto. This commitment letter may not be assigned by Borrower and no rights of Borrower hereunder may be transferred without the prior written consent of PNC. Subject to the attached Summary of Terms and conditions, PNC or the Banks may elect to (a) assign a portion of their respective rights and obligations hereunder so that the permitted assignee or assignees thereof may become parties to the Credit Agreement and (b) arrange for the sale or assignment to other permitted banks of participation interests their commitments hereunder and/or loans made by them as contemplated hereby. In the event of any assignment referred to in (a) above, the assignor shall be released of all obligations assumed by the assignee.

     This commitment letter shall be governed by and construed in accordance with the laws of the State of Kentucky.

     This commitment letter shall not be binding upon PNC unless it is accepted by the Borrower by April 10, 1996. If Borrower accepts this commitment, on or before such date, an authorized officer should execute a copy of this letter and return it to PNC. Unless so accepted, this letter will expire and not be effective for any purpose. After acceptance of this letter, PNC shall be obligated hereunder only if the Credit Agreement is executed on or before the earlier of (a) sixty (60) days after the completion of the Borrower's initial public offering; or (b) September 30, 1996. Prior to this execution of the Credit Agreement, PNC may in its sole discretion terminate this commitment in the event Borrower fails to comply in any material way with any of the terms and conditions hereof or PNC reasonably determines that any of the conditions precedent set forth herein or in the Summary of Terms and Conditions cannot be met.

                                          Very truly yours,

                                          PNC BANK, KENTUCKY, INC.

                                          By:      /s/  DENISE F. FAZIO
                                            ------------------------------------
                                                      Denise F. Fazio
                                                       Vice President

Accepted and agreed this
the 10th day of April, 1996.

SUBURBAN LODGES OF AMERICA, INC.


By:     /s/  TERRY FELDMAN
        ----------------------------------------

        ----------------------------------------
Title:  VP-CFO
        ----------------------------------------

                                                                  March 27, 1996

                        SUMMARY OF TERMS AND CONDITIONS

Borrower                     Suburban Lodges of America, Inc., a Georgia
                               C-corporation (the "Borrower").

Administrative Agent         PNC Bank, Kentucky, Inc. ("PNC" or "Agent").

Banks                        PNC and lending institutions acceptable to the
                               Borrower and PNC providing a portion of the credit facility described below (the "Banks").

Credit Facility              Up to a $50,000,000 revolving credit facility (the
                               "Credit Facility"). Availability under the Credit Facility will be subject to the Borrowing Base limitations described below.

                             PNC proposes to underwrite $25,000,000 of the
                               Credit Facility and arrange the balance with Banks other than PNC on a best-efforts basis. PNC intends to retain up to $20,000,000 of its underwritten portion and to sell the remainder of its underwritten portion via assignment to one or more Banks other than PNC. Sale of any assignment will not be a condition of closing.

                             The Credit Facility may close at a minimum amount
                               of $25,000,000.

Purpose                      The proceeds of the Credit Facility shall be used
                               for the general corporate purposes of the Borrower, including new property construction, acquisitions, renovations, and equity investments associated with extended stay lodging facilities.

Maturity                     Two years from closing.

Repayment                    At maturity. Until maturity, the Borrower may
                               borrow, repay and reborrow an amount not to exceed the lesser of the Credit Facility or availability under the Borrowing Base.

Prepayment                   The Credit Facility may be prepaid in whole or in
                               part without any penalty except for customary costs, if any, of breaking Euro-Rate tranches.

Interest Rates               At the Borrower's option:
                               Base Rate + 0.75% or
                               Euro-Rate + 2.25%

                             The Base Rate is the higher of PNC's Prime rate or
                               the Federal Funds rate plus  1/2%.

                             Interest on Base Rate borrowings is calculated on
                               an actual/360 day basis and is payable monthly in arrears. Base Rate advance elections will require a one-day notice from the Borrower.

                             Interest on Euro-Rate borrowings is calculated on
                               an actual/360 day basis and is payable monthly in arrears. Euro-Rate pricing will be adjusted for any statutory reserves. Euro-Rate borrowings will be in minimum amounts of $1,000,000 and will be available for periods of 1, 2, 3, 6, or 12 months (if available to all Banks) so long as the Euro-Rate period does not exceed the remaining term of the Credit Facility. Notwithstanding the above, Euro-Rate borrowings will be limited to one-month periods until the completion of the syndication of the Credit Facility. Euro-Rate advance elections will require three days' notice from the Borrower.

                             The Borrower may have no more than five borrowing
                               tranches, including the Base Rate tranche, at any one time.

Fees

Commitment                   Until December 31, 1996: 0.125% per annum payable
                               to the Banks quarterly in arrears on the average unborrowed amount of the Credit Facility during the quarter.

                             After December 31, 1996: 0.25% per annum payable to
                               the Banks quarterly in arrears on the average unborrowed amount of the Credit Facility during the quarter.

Collateral Pool Addition     $500 per property per Bank (up to a maximum of 5
                               Banks) for every property in excess of eight per calendar year admitted to the Collateral Pool (as hereinafter defined). The Collateral Pool Addition Fee shall not apply to any existing properties taken as collateral at the time of the initial closing of the Credit Facility.

Collateral                   Collateral for the Credit Facility shall consist of
                               the following: (i) First mortgage liens on the fee simple and/or leasehold interests in all completed and open extended stay lodging facilities owned by the Borrower at the time of closing or which may be added from time to time after closing (individually referred to as the "Properties" and collectively as the "Collateral Pool"); (ii) First assignment of all leases, rents, other income, contracts, accounts, general intangibles, and personal property pertaining to the Collateral Pool Properties; and (iii) First assignment of all franchise agreements, management contracts, profits, licenses, and other assets of the Borrower. Notwithstanding the above, Properties released from the Collateral Pool, pursuant to the Property Release Provisions section herein, shall be excluded from Collateral.

Borrowing Base               Advances under the Credit Facility shall be subject
                               to the following conditions:

                              (i) Advances under the Credit Facility shall not
                                  exceed 45% of the as-is appraised value of the Collateral Pool based upon the PNC-commissioned initial appraisals and subsequent appraisals conducted annually.

                              (ii) The Debt Service Coverage ratio with respect
                                   to the Collateral Pool as of the end of each quarter shall not be less than 2.25x. Debt Service Coverage shall be defined as Net Operating Income divided by Debt Service. Net Operating Income shall be defined as the prior quarter's annualized Net Operating Income from the Collateral Pool Properties, net of a three percent (3%) capital reserve requirement. Debt Service shall be calculated based on 20-year mortgage-style amortization of the most recent balance of the Credit Facility at an interest rate of 200 basis points above the yield of the most recent 10-year Treasury Note.

                             (iii) The Collateral Pool shall, at all times,
                                   consist of a minimum of three (3) Properties.

                             (iv) Properties included in the Collateral Pool
                                  will be limited to extended stay lodging facilities. No Property will have more than 175 rooms without the approval of the Banks.

                              (v) The Borrower will have a controlling interest
                                  in all assets in the Collateral Pool.

                             (vi) The Borrower shall provide the Banks with
                                  standard underwriting due diligence materials for each property in the Collateral Pool, including PNC-commissioned appraisals, environmental reports, surveys, title insurance, inspecting engineers reports, historical, and proforma operating statements.

Property Release Provisions  Properties may be released from the Collateral Pool upon sale or refinance provided that the outstandings under the Credit Facility remain in compliance with the Borrowing Base limitations and provided that there are no existing defaults under the Credit Facility. The amount of the Collateral Pool for purposes of Borrowing Base calculations shall be reduced by an amount equal to 100% of the most recent appraised value of the Property being released.

Covenants                     1. No other indebtedness shall be permitted on
                                 Collateral Pool Properties.

                              2. The Borrower shall not incur unsecured debt
                                 (other than normal trade payables).

                              3. The Borrower shall not incur more than
                                 $50,000,000 of recourse debt (including the Credit Facility).

                              4. Borrower shall have a minimum Earnings Before
                                 Interest, Taxes, Depreciation and Amortization, exclusive of extraordinary gains and extraordinary losses, and gains and losses from the sale of assets ("EBITDA") to Consolidated Debt Service of at least 2.50 times. Consolidated Debt Service shall be defined as any scheduled amortization plus interest expense which shall include, without duplication, capitalized interest (excluding capitalized interest financed by an interest reserve from a loan) plus 100% of any interest expense or capitalized interest incurred on any obligation, including all unfunded obligations, for which the Borrower is wholly or partially liable under guarantees and obligations of unconsolidated affiliates.

                              5. Consolidated Debt (excluding trade payables) to
                                 Market Value of no greater than forty-five percent (45%). Market Value shall be defined as the total consolidated debt of the Borrower plus the total number of common shares of Borrower times the then current market price of Borrower as publicly listed.

                              6. Investments in Assets under Development and
                                 Land shall not exceed thirty-five (35%) of Market Value.

                              7. Floating rate debt, excluding the Credit
                                 Facility, will be limited to no more than twenty percent (20%) of Consolidated Debt.

                              8. No more than fifteen percent (15%) of extended
                                 stay lodging facilities owned by the Borrower will be concentrated in a single SMSA, excluding the Atlanta, GA and Charlotte, NC SMSA's. Borrower shall own no more than ten
                                 (10) facilities in the Atlanta,

                                 GA SMSA and four (4) facilities in the
                                 Charlotte, NC SMSA without the Bank's
                                 consent.

                              9. The Net Worth of the Borrower may not be less
                                 $30,000,000 plus 80% of the aggregate proceeds received by Borrower (net of customary related fees and expenses) in connection with any equity offering by Borrower subsequent to closing of the Credit Facility.

                             10. Distributions from the Borrower shall be
                                 prohibited (including dividends).

                             11. The Borrower shall not dissolve, divide, merge,
                                 or consolidate with any other entity.

                             12. Such other covenants consistent with the
                                 provisions of this summary and as required by PNC and its legal counsel and typical of credit facilities of this type provided by PNC.

Reporting Requirements       1. GAAP-basis unqualified annual audited and
                                quarterly unaudited financial statements of
                                Borrower on a consolidated and unaudited supporting data within 120 days of fiscal year end and within 45 days of quarter end.

                             2. All SEC filings including, without limitation,
                                all 10-K's and 10-Q's within ten days of filing.

                             3. Quarterly certifications of no default and
                                financial covenant compliance certificates from the Borrower certified by the Chief Financial Officer of the Borrower.

                             4. Quarterly operating statements and occupancy
                                reports for all properties comprising the Collateral.

                             5. Other information reasonably requested by the
                                Banks to evaluate the financial condition and cash flow of Borrower.

Conditions Precedent to
Closing                      1. Successful public offering establishing a
                                minimum market capitalization of $100 million.

                             2. No material adverse change in Borrower's
                                financial condition.

                             3. Pro-forma demonstration of compliance with
                                parameters of the Borrowing Base and the Covenants under the Credit Facility.

                             4. Documentation in form and substance satisfactory
                                to the Banks and their counsel.

                             Other Conditions Precedent as appropriate.

Assignments and
Participations               Banks will be permitted to assign and participate
                               the Credit Facility. Assignments and
                               participation will be in minimum amounts of $5,000,000 and assignees and participants will be subject to the consent of the Borrower and the Administrative Agent, such consent not to be unreasonably withheld. Voting rights to participants will be limited to any increase in principal amount, any reduction of the rate of interest or fees and postponement of the scheduled payment of any principal, interest or fees.

Required Banks               For the purpose of making amendments or waivers to
                               the credit agreement or related documents, and provided that there are three or more Banks in the Credit Facility, Banks whose commitments under the

                                  Credit Facility aggregate not more than
                                  60% of the Credit Facility shall be required. The actual percentage will be determined by the final composition of the Bank group. However, unless agreed to by all Banks, no amendment or waiver shall increase the principal amount, reduce the stated rate of interest or fees, postpone the scheduled payment of any principal, interest or fees, release any collateral except as expressly provided for in the credit agreement, or change the definition of Required Banks.

                                  [LETTERHEAD]

March 21, 1996

Mr. David E. Krischer
President
Suburban Lodges of America, Inc.
120 Interstate North Parkway East
Suite 120
Atlanta, GA 30339

                                  CONFIDENTIAL

Re: Up to $50,000,000 Secured Revolving Credit Facility to Suburban Lodges of America, Inc.

Dear David:

     This letter (the "Fee Letter") confirms the fees and expenses that you agree to pay to PNC and the Banks in connection with the arrangement of the Credit Facility described in the Engagement Letter and the Summary of Terms and Conditions.

Underwriting Fee:            1.0% of the $25,000,000 underwritten portion of the
                               Credit Facility payable to PNC at the initial closing.

Arrangement Fee:             0.25% of any commitment amounts arranged in excess
                               of the $25,000,000 portion of the Credit Facility underwritten by PNC. The Arrangement Fee shall be payable to PNC at the time that the commitment(s) of the non-PNC Bank(s) are closed.

Closing Fee:                 Closing Fees shall be payable to the non-PNC Banks
                               at the time that the commitment(s) of the non-PNC Bank(s) are closed. PNC shall endeavor on a best-efforts basis to obtain commitments with Closing Fees within the range of 0.50% to 0.75%; however, the actual Closing Fees will be determined by market conditions at the time that the commitments are solicited. Acceptance of commitments with Closing Fees in excess of the range specified herein shall be at the Borrower's discretion.

Administrative Fee:          A per-annum Administrative Fee shall be payable to
                               PNC quarterly in arrears based upon the amount of total accepted commitments as outlined below:

                                ACCEPTED COMMITMENTS                            ADMINISTRATIVE FEE
                      -----------------------------------------                 ------------------
            less than or equal to $25,000,000................................    $ 20,000
            greater than $25,000,000; less than or equal to $40,000,000......    $ 35,000
            greater than $40,000,000.........................................    $ 50,000

Expenses:                    Reasonable out-of-pocket expenses incurred by PNC
                               shall be paid by the Borrower. These fees and expenses shall include, but not limited to legal, title insurance, appraisals, environmental reviews, engineering reviews, and recording costs. Payment by the Borrower of these expenses shall not be contingent upon the closing of the Credit Facility.

     You agree, except as may otherwise be provided in the Engagement Letter, that each of the fees described above shall be fully earned and are non-refundable on the date such fees are payable.

     If the foregoing accurately sets forth your understanding, please indicate your acceptance thereof by signing this Fee Letter and returning it to me with the Engagement Letter. Thank you.

Sincerely,

[Sig]

D. Scott Bassin
Vice President

Agreed to and accepted:

Suburban Lodges of America, Inc.



By:        /s/  TERRY FELDMAN                    Date:
    -----------------------------------------                        4-5-96
                                                 ---------------------------------------


Its:              VP-CFO
    --------------------------------

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